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                                                                     Exhibit 3.1


                            CERTIFICATE OF FORMATION

                                       OF

                       CHARTER COMMUNICATIONS HOLDINGS LLC


         This Certificate of Formation of Charter Communications Holdings LLC is being duly executed and filed by the undersigned, as an authorized person, for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act.

                  FIRST: The name of the limited liability company is Charter Communications Holdings LLC.

                  SECOND: The address of its registered office in the State of Delaware is 30 Old Rudnick Lane, Dover, Delaware 19901, County of Kent. The name of its registered agent at such address is CorpAmerica, Inc.


         IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Charter Communications Holdings LLC this 9th day of February, 1999.





                                      /s/ Edebeatu C. Ibekwe
                                      __________________________________________
                                      Edebeatu C. Ibekwe, Authorized Person